Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
This agreement (the “Agreement”) is entered into effective May 1, 2009 (the “Effective Date”), by and between FREDEREC CHARLES GREEN (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”), who, in return for the mutual promises set forth herein, agree as follows:
1.	Term. The term of this Agreement (the “Term”) shall consist of the three consecutive twelve month periods set forth below (each a “Contract Year”) commencing upon May 1, 2009 and expiring on April 30, 2012 unless terminated earlier as provided for herein:

Contract Year	Period
1	May 1, 2009 – April 30, 2010
2	May 1, 2010 – April 30, 2011
3	May 1, 2011 – April 30, 2012
2.	Scope of Employment. During the Term, Company shall employ Executive and Executive shall render services to Company in the capacity as the Company’s principal refining officer and with the title of Executive Vice President, or such other titles as may be established by Company from time to time. Executive shall devote his full time and best effort to the successful functioning of Company’s business and shall faithfully and industriously perform all duties pertaining to his position, including such additional duties as may be assigned from time to time, to the best of Executive’s ability, experience and talent. Executive shall be subject at all times during the Term hereof to the direction and control of Company in respect of the work to be done.
3.	Compensation.
(a)	Base Compensation / Contract Bonuses. During the Term, Executive’s salary (the “Base Compensation”) during each Contract Year shall be no less than as set forth below, shall be greater than the base compensation paid to any of the Executive’s subordinates and shall be payable at the same times and under the same conditions as salaries are paid to the Company’s other employees. In addition, in consideration of the terms and conditions of this Agreement, Company shall pay Executive the following cash bonuses (a “Contract Bonus”) upon the commencement of each Contract Year of the Term.

Contract Year	Base Compensation	Contract Bonus
1	$220,000	$50,000
2	$240,000	$50,000
3	$260,000	$50,000
(b)	Annual Bonus. If the Company’s Board of Directors (or any applicable Committee thereof) awards Annual Bonuses during the Term, Executive shall be entitled to an Annual Bonus between a threshold and maximum amount of thirty-three percent (33%) and seventy-five percent (75%) of Executive’s Base Compensation rate at the end of the bonus year. The Executive’s Annual Bonus shall be payable between January 1 and March 15 of the year following the bonus year. For purposes of this Agreement, an “Annual Bonus” shall mean a cash bonus paid in recognition of an employee’s service during the preceding fiscal year.

(c)	Equity Compensation. Upon the first of the Company’s regularly scheduled quarterly grant dates for equity awards that occurs after the Executive’s execution of this Agreement, and subject to the approval of the Company’s Board of Directors (or any applicable Committee thereof) in each instance, Executive shall be awarded no less than sixty thousand (60,000) non-qualified stock options and thirty thousand (30,000) restricted stock units (“RSUs”) under the Company’s 2006 Long-Term Incentive Plan (the “Plan”). All equity awards shall be made upon the terms and conditions applicable to equity awards under the Plan (including, without limitation, exercise prices and vesting conditions) as may be established from time to time by the Company’s Board of Directors (or any applicable Committee thereof), provided that the portion of any non-qualified stock options granted under this paragraph that is vested and exercisable at the time of any termination of employment other than for Cause shall remain exercisable until the earlier of the expiration of the option or one (1) year following the termination of employment. If a change in capitalization as contemplated by Section 7(a) of the Plan occurs prior to the grant of any equity compensation described in this Section 3(c), then, in addition to the adjustment of outstanding equity awards as contemplated by the Plan, the prospective grants made under this Section 3(c) shall also be adjusted. Commencing upon the execution of this Agreement, taxes incurred by the Executive on vested RSUs (whether or not granted under this subsection) will be grossed up and reimbursed at the Executive’s marginal tax rate.
4.	Fringe Benefits / Reimbursement of Business Expenses.
(a)	General. The Company shall make available, or cause to be made available to Executive, throughout the period of Executive’s employment hereunder, such benefits, as may be put into effect from time to time by Company generally for other similarly situated employees. The Company expressly reserves the right to modify such benefits available to Executive at any time provided that such modifications apply to other similarly situated employees.

(b)	Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by the Executive, in accordance with and subject to applicable Company expense incurrence and reimbursement policies.

(c)	Other Benefits. During the Term, the Company will pay (i) the reasonable costs of professional preparation of the Executive’s personal income tax return(s), (ii) the cost of roundtrip coach class airfare for personal trips of reasonable frequency to any refining facility operated by the Company for the Executive and the Executive’s spouse as well as up to two (2) trips per calendar year for the Executive’s minor children, and (iii) pay the cost of Hebrew lessons of reasonable frequency and at reasonable times (which may be during business hours) for the Executive. Perquisites and other personal benefits that are not integrally and directly related to the performance of the Executive’s duties and confer a direct or indirect benefit upon the Executive that has a personal aspect may be disclosed in public filings according to United States Securities and Exchange Commission regulations. Commencing upon the execution of this Agreement, taxes incurred by the Executive on airfare benefits under this subsection will be grossed up and reimbursed at the Executive’s marginal tax rate.
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5.	Vacation Time / Sick Leave. Executive will be granted twenty (20) working days of vacation per calendar year. Unused vacation will accrue and carry over into a new calendar year during the Term and the amount attributed to accrued and unused vacation will be paid to the Executive upon the termination of employment. Vacation time shall be taken only after providing reasonable notice to the person to whom the Executive reports. Executive will be provided with sick leave according to the Company’s standard policies.

6.	Compliance With Company Policies. Executive shall comply with and abide by all applicable Company policies and directives including, without limitation, the Company’s Code of Business Conduct & Ethics, Supplemental Insider Trading Policy and Employee Handbook. Company may, in its sole discretion, change, modify or adopt new policies and directives affecting Executive’s employment. In the event of any conflict between the terms of this Agreement and Company’s employment policies and directives, the terms of this Agreement will be controlling.

7.	Confidentiality. Executive recognizes that during the course of employment, Executive will be exposed to information or ideas of a confidential or proprietary nature which pertain to Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, programs and practices, customers and users and their needs, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties which has been provided to Company in confidence. All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered Confidential Information to the extent that it is generally available to the public. Nothing in this Section will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge. Executive may also disclose such information if required by court order or applicable law. During Executive’s employment and for a period of three (3) years thereafter, Executive shall hold Confidential Information in confidence, shall use it only in connection with the performance of duties on behalf of Company, shall restrict its disclosure to those directors, employees or independent contractors of Company with a need to know, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than Company without Company’s prior written consent. Executive shall, upon Company’s request or Executive’s termination of employment, return to Company any and all written documents containing Confidential Information in Executive’s possession, custody or control.

8.	Restrictive Covenants.
(a)	Non-Competition.
(i)	In consideration of the Confidential Information provided to the Executive and the other benefits provided to Executive pursuant to this Agreement, Executive agrees that, if Executive’s employment ends during the Term, then during a six (6) month Non-Compete Period (as defined below), Executive
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will not, without the prior written consent of Company (which shall not be unreasonably withheld), directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any person in conducting any business, that is directly in competition with the Company’s Business (as defined below) in the Territory (as defined below). It is expressly agreed and understood that this restriction is not intended to and shall not prevent Executive from employment or other engagement by a person or entity that competes with Company’s Business as long as Executive does not personally compete or assist such person or entity in such restricted competition. The terms of this Section 8(a) shall not apply to the ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange.

(ii)	For any termination except for a termination by the Company for Cause, the Non-Compete Period shall commence upon the date that notice of termination of employment is delivered or deemed delivered under the notice provisions of this Agreement, it being acknowledged and agreed that the Non-Compete Period may commence to run, or even completely run, during a period of time during which Executive is in fact employed by the Company (assuming that he continues to be so employed after the delivery of such notice of termination). In the event of a termination by the Company for Cause, the Non-Compete Period shall commence upon the date that Executive’s employment with the Company ends.

(iii)	For purposes of Section 8(a), the “Company’s Business” means the businesses conducted by the Company or its subsidiaries at the time of the Executive’s termination of employment over which the Executive has primary responsibility at the time of the Executive’s termination of employment (it being agreed and understood that other aspects of the businesses conducted by the Company or its subsidiaries is not within such definition). The parties acknowledge that, at the time of the execution of this Agreement, the Executive is primarily involved only in the Company’s petroleum refining business.

(iv)	For purposes of Section 8(a), the “Territory” shall mean (A) a seventy-five (75) mile radius from any of the Company’s refining facilities, (B) a seventy-five (75) mile radius from any of the Company’s wholesale refined products distribution facilities and (C) a fifty (50) mile radius from any of the Company’s retail fuel and/or convenience merchandise facilities.
(b)	Non-Solicitation. During Executive’s employment with Company, and for a period of six (6) months thereafter, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with Company or its Affiliates. The foregoing covenant shall be in addition to any other covenants or agreements to which Executive may be subject.
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(c)	Non-Interference with Employment Relationships. During Executive’s employment with Company, and for a period of one (1) year thereafter, Executive shall not, without Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s relationship with any of its employees or independent contractors. The foregoing does not prohibit the Executive (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts the Executive on his or her own initiative without any direct in indirect solicitation by the Executive other than customary forms of general solicitation such as newspaper advertisements or internet postings.

(d)	It is understood and agreed that the scope of each of the covenants contained in this Section 8 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative.
9.	Copyright, Inventions, Patents. Company shall have all right, title and interest to all features (including, but not limited to, graphic designs, copyrights, trademarks and patents) created during the course of Executive’s employment with Company. Executive hereby assigns to Company all copyright ownership and rights to any work developed by Executive and reduced to practice for or on behalf of Company or which relate to Company’s business during the course of the employment relationship. At Company’s expense and for a period of three (3) years following the termination of Executive’s employment, Executive shall reasonably assist or support the Company to obtain, maintain, and assert its rights in such work including, without limitation, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to Company’s intellectual property rights.

10.	Termination of Employment.
(a)	Termination By Company For Cause. Company may immediately terminate Executive’s employment hereunder at any time for Cause. Upon any such termination, the Company shall be under no further obligation to Executive hereunder except as otherwise required by law, and Company will reserve all further rights and remedies available to it at law or in equity.

(b)	Termination By Executive For Good Reason. Within thirty (30) calendar days of the occurrence of a Good Reason during the Term, Executive may terminate this Agreement (and his employment hereunder) by providing thirty (30) calendar days advance written notice of termination and provided that the condition remains uncured by the end of such thirty-day period. In the event of any such termination, Executive shall be entitled to (i) his Base Compensation through the termination date, (ii) the Post-Employment Annual Bonus, if any (iii) all accrued benefits to the date of termination (and to the extent required by law), (iv) the Severance Payment, (v) the Longevity Payment, (vi) the costs of continuing health and life insurance
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coverage for six (6) months following termination of employment and (vii) Accelerated Vesting upon termination of employment.

(c)	Termination At-Will By Company. Subject to the provisions of (f) below, the Company may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason provided that, if the termination occurs during the Term and is other than for Cause, Executive shall be entitled to (i) his Base Compensation through the termination date, (ii) the Post-Employment Annual Bonus, if any, (iii) all accrued benefits to the date of termination (and to the extent required by law), (iv) the Severance Payment, (v) the Longevity Payment, (vi) the costs of continuing health and life insurance coverage for a period of six (6) months following termination of employment and (vii) Accelerated Vesting upon termination of employment. This provision shall not apply if Executive is terminated by reason of death or Disability (as such term is defined in the Company’s award agreements pursuant to the 2006 Long-Term Incentive Plan).

(d)	Termination At-Will By Executive. The Executive may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason and shall be entitled to the Longevity Payment upon any such termination.
(i)	In the event that the Executive terminates his employment during the Term other than for a Good Reason and fails to provide at least six (6) months advance written notice of termination, the Company shall be entitled to a buy-out payment equal to the sum of (A) fifty percent (50%) of the Executive’s Base Compensation at the time notice of termination is delivered less a prorated amount of Base Compensation for services rendered between the delivery of notice of termination and the end of employment and (B) one hundred percent (100%) of the applicable Contract Bonus (if any) for the Contract Year during which notice of termination is delivered less a prorated amount of the Contract Bonus for services rendered during the Contract Year prior to the end of employment. The payments described in this Section 10(d)(i) may be offset by the Longevity Payment and any other sums due from the Company to Executive and shall represent full liquidated damages in lieu of all other remedies available at law or in equity for Executive’s breach of the advance notice provisions of this Section 10(d).

(ii)	If the Executive fails to render services to the Company in a diligent and good faith manner after the delivery of notice of termination hereunder, and continues or repeats such failure after receiving written notice of same, the Company may immediately terminate the Executive’s employment and the Company will be immediately entitled to the buy-out payment described herein upon such termination. This provision shall not apply if Executive is terminated by reason of death or Disability.
(e)	Termination Post-Term. In the event that Executive’s employment terminates after the expiration of the Term of this Agreement for any reason other than for Cause, death or Disability (a “Post-Term Termination”), Executive shall be entitled to (i) his Base Compensation through the termination date, (ii) the Post-Employment Annual Bonus, if any, (iii) all accrued benefits to the date of termination (and to the extent required by law), (iv) the Severance Payment, (v) the Longevity Payment, (vi)
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Accelerated Vesting, (vii) the costs of continuing health and life insurance coverage for a period of six (6) months following termination of employment. If the Post-Term Termination is by the Executive, the Executive shall be entitled to the Severance Payment and Accelerated Vesting only if the Executive provides the Company with at least thirty (30) calendar days advance written notice of termination.

(f)	Accelerated Termination After Notice. Nothing herein shall limit the Company’s right to terminate this Agreement or Executive’s employment after the Company receives notice of termination from Executive. However, if the Company receives notice of termination from Executive and then terminates Executive’s employment for any reason other than for Cause, Executive’s employment shall terminate on (and post-employment provisions of Sections 7, 8(b), 8(c) and 9 shall be effective from) the date established by the Company but Executive shall be entitled to such compensation, bonuses, vesting and other benefits as if the termination had been effective on the earlier of (i) the termination date specified in Executive’s notice of termination or (ii) six (6) months following the Executive’s notice of termination.

(g)	Separation Release. The Post-Employment Annual Bonus payments, Severance Payments, Longevity Payments, health and life insurance cost reimbursements and Accelerated Vesting benefits that Executive would otherwise be entitled to under Sections 10(b), 10(c), 10(d) and 10(e) shall be provided only if Executive executes, on or prior to the Release Expiration Date, a Separation Release, any revocation periods contained in the Separation Release have expired and Executive has continued to comply with this Agreement and any other restrictive covenants to which he is bound. If Executive fails to execute the Separation Release on or prior to the Release Expiration Date or timely revokes Executive’s acceptance of the Separation Release thereafter if such revocation is permitted, Executive shall not be entitled to such payments, reimbursements or benefits and shall repay any such payments or reimbursements made prior to the Release Expiration Date.

(h)	Definitions. The following terms shall have the following meanings as used in this Section 10:
(i)	“Accelerated Vesting” means the immediate vesting of all unvested equity awards granted under the Plan after the Effective Date but only to the extent that the award would have vested if employment had continued during the six (6) month period following termination of employment.

(ii)	“Cause” means: (A) the Executive’s fraud, gross negligence or willful misconduct involving the Company or its affiliates, (B) the Executive’s conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (C) the Executive’s deliberate and continual refusal to perform his duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of the Executive’s supervisor provided that Executive has been given written notice of such conduct and such conduct is not cured within thirty (30) calendar days thereafter.
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(iii)	“Good Reason” means (A) the Company materially breaches this Agreement, (B) the Company requires Executive to be based at an office or location that is more than one hundred (100) miles from the Executive’s then-current base location, other than in connection with reasonable travel requirements of Company’s business, (C) the Company materially reduces the scope of the Executive’s duties under Section 2, (D) the Company reduces the Executive’s Base Compensation under Section 3, (E) the Company makes a voluntary assignment for the benefit of its creditors, any proceeding is commenced under Chapter 7 (or a proceeding for a liquidation is commenced under Chapter 11) of the federal bankruptcy law by or against the Company or a receiver is appointed (in any proceeding to which the Company is a party) with authority to take possession or control of assets of or the business conducted by the Company, and such bankruptcy proceeding or receiver is not discharged within a period of sixty (60) days after the filing of the bankruptcy proceeding or appointment of the receiver, as applicable or (F) a stockholder or group of related or affiliated stockholders (or stockholders subject to a voting agreement or other similar arrangement) owns or directly or indirectly controls an amount of the Company’s issued and outstanding voting stock that is equal or greater to the amount owned or controlled by Delek Group, Ltd. or an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Delek Group, Ltd.

(iv)	“Longevity Payment” shall mean an amount equal to fifteen thousand dollars ($15,000) for each anniversary of the Executive’s commencement of employment with the Company on January 31, 2005 up to a maximum of 100% of Executive’s Base Compensation as in effect immediately before any notice of termination or as in effect immediately before any material reduction in the Executive’s Base Compensation.

(v)	“Post-Employment Annual Bonus” shall mean the Annual Bonus to which Executive would have otherwise been entitled if Executive’s employment had continued through the end of the bonus year, prorated for the period of actual employment during the bonus year, and paid upon the payment of the Annual Bonus for all other employees.

(vi)	“Release Expiration Date” shall mean the date of the expiration of any and all waiting and revocation periods in the Separation Release.

(vii)	“Separation Release” means a mutual release of claims in a form reasonably satisfactory to Executive and the Company that pertains to all known claims related to Executive’s employment and the termination of Executive’s employment and that contains appropriate anti-disparagement and continuing confidentiality covenants.

(viii)	“Severance Payment” shall mean an amount equal to fifty percent (50%) of the Executive’s Base Compensation as in effect immediately before any notice of termination (or as in effect immediately before any reduction in the Executive’s Base Compensation within the thirty (30) calendar days prior to notice of termination).
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11.	Survival of Terms. The provisions of Sections 7, 8(b), 8(c) and 9 shall survive the termination or expiration of this Agreement and will continue in effect following the termination of Executive’s employment for the periods described therein. The provisions of Section 8(a) shall survive the termination (but not the expiration) of this Agreement. The provisions of Section 10(e) shall survive the expiration of this Agreement.

12.	Mediation / Arbitration.
(a)	Any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Executive by Company, including, without limitation, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, retaliation, defamation, tortious infliction of emotional distress, unfair competition, arbitrability and conversion (a “Legal Dispute”) shall be resolved according to the following protocol:
(i)	The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association (“AAA”) and pursuant to the mediation rules and procedures promulgated by the AAA. The Company shall pay the expenses associated with the mediation.

(ii)	In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution. The parties expressly waive their rights to bring action against one another in a court of law except as expressly provided herein. In addition to remedies at law, the parties acknowledge that failure to comply with this provision shall entitle the non-breaching party to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the “National Rules for the Resolution of Employment Disputes,” or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in Nashville, Tennessee. The Company shall pay the filing expenses associated with the arbitration. All other expenses and fees associated with the arbitration shall be determined in accordance with the AAA rules.
(b)	Notice of submission of any Legal Dispute to mediation shall be provided no later than one (1) year following the date the submitting party became aware, or should have become aware of, the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.

(c)	Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Company arising in connection with Sections 7, 8 and 9 may be brought in any court of competent jurisdiction.

(d)	Each party (i) acknowledges that a remedy at law for any breach or attempted breach of Sections 7, 8 and 9 of this Agreement will be inadequate, (ii) agrees that Company will be entitled to specific performance and injunctive and other equitable
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relief in case of any breach or attempted breach and (iii) agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
13.	Assignment. This Agreement shall not be assignable by either party without the written consent of the other party except that Company may assign this Agreement to a subsidiary or affiliate of the Company. Any failure by Company to assign this Agreement to an unaffiliated third party successor upon the Company’s sale or transfer of all or substantially all of its business will be considered the termination of Executive’s employment at-will by the Company effective upon the earlier of the Company’s notice to Executive that this Agreement will not be assigned to the successor or the closing of the applicable transaction without any assignment to the successor. Any failure by Executive to consent to the assignment of this Agreement to such unaffiliated third party successor will be considered the termination of Executive’s employment for a Good Reason effective upon the earlier of the Executive’s notice to the Company that he will not consent to the assignment of this Agreement or the closing of the applicable transaction without any assignment to the successor.

14.	No Inducement / Agreement Voluntary. Executive represents that (a) Executive has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Company or its agents not contained herein, (b) Executive has entered into this Agreement voluntarily, after having the opportunity to consult with representatives of his own choosing and (c) Executive’s assent is freely given.

15.	Interpretation. Any Section, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

16.	Prior Agreements / Amendments. This Agreement revokes and supersedes all prior agreements pertaining to the subject matter herein, whether written and oral, including, without limitation, the letter agreement dated May 25, 2005, and represents the entire agreement between the parties in relation to the employment of the Executive by the Company. This Agreement shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by the Executive and the Company.

17.	Notices. All notices of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier (e.g., FedEx, UPS, DHL, etc.) or by registered or certified mail, return receipt requested and postage prepaid, addressed to the Company at
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7102 Commerce Way, Brentwood, Tennessee 37027, Attn: Vice President / Human Resources, CC: General Counsel, to the Executive at his then-existing payroll address, or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received: (a) if by personal delivery or nationally-recognized overnight courier, on the date of such delivery and (b) if by registered or certified mail, on the third (3rd) business day following the date postmarked.

18.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its principles of conflicts of law. The state and federal courts for Davidson County, Tennessee shall be the exclusive venue for any litigation based in significant part upon this Agreement.

19.	Section 409A.
(a)	It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v).

(b)	Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first day of the seventh (7th) month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Executive’s death.

(c)	In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
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In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY:	EXECUTIVE:

DELEK US HOLDINGS, INC.	/s/ Frederec Green

/s/ Lynwood E. Gregory	FREDEREC CHARLES GREEN Date: 5/7/2009

By: Lynwood E. Gregory
Title: Senior Vice President
Date: 5/7/2009

/s/ Gregory A. Intemann

By: Gregory A. Intemann
Title: Vice President / Treasurer
Date: 5/7/2009
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